Exhibit 99.1

Adaptimmune Expands T-cell Engineering Expertise to Develop Affinity Enhanced T-cell Therapies for Autoimmune Indications

PHILADELPHIA, Pa. and OXFORD, UK, January 7, 2016 — Adaptimmune Therapeutics plc (NASDAQ: ADAP), a leader in the use of TCR engineered T-cell therapy to treat cancer, today announced that it is expanding its T-cell therapy development activities to target certain autoimmune diseases. Professor P. Julian Dyson, Ph.D. has joined the company as the head of the Autoimmune Group with responsibility for leading the autoimmune expansion, including the identification and validation of targets, and preclinical assessment of enhanced affinity TCRs directed against autoimmune targets.

“Professor Dyson is a luminary in the field of immune response regulation and, as such, is ideal to lead our expansion into autoimmune disease,” said James Noble, Chief Executive Officer. “He brings decades of research experience focused on the implication of T-cells in autoimmune diseases, and I would like to welcome him to the Adaptimmune team.”

Professor Julian Dyson joins Adaptimmune as Head of the new Autoimmune Group at the company’s research laboratories in Oxfordshire, U.K., with responsibility for leading the development of T-cell immunotherapy for autoimmune indications/conditions. Prof. Dyson brings 28 years of research experience in immunology working at the Medical Research Council and, since 2007, as Professor of Immunology at Imperial College London. The major focus of Prof. Dyson’s research has been on the regulation of immune responses. He has published over 100 papers including articles in Cell, Nature and PNAS. Among his professional activities, he has been a frequent invited lecturer at the Universities of Cambridge, Oxford, Cardiff, Southampton, London, Edinburgh, Milan, and Kyoto. Prof. Dyson received a BSc degree in Biochemistry from the University of Sussex and a Doctorate from the University of London.

Adaptimmune’s goal is to restore the function of the immune system and inhibit the autoimmune response by delivering affinity enhanced Regulatory T-cells, called Tregs, to the site of the disease. Tregs are a subpopulation of immune cells that are involved in maintenance of self-tolerance in healthy individuals and are thought  to suppress the action of potential autoreactive lymphocytes that would otherwise recognize and destroy normal tissue, causing autoimmune diseases.

Adaptimmune believes that by delivering affinity enhanced antigen-specific Tregs to the site of an autoimmune disease, it can inhibit the autoimmune response and restore self-tolerance within the immune system, thus reducing the impact of the disease. The company believes that this approach may provide a better tolerated approach with fewer side effects than currently approved therapeutic options. Adaptimmune is currently validating a number of initial targets that are expressed in high amounts only on tissues involved in certain autoimmune diseases; these can then be used to develop specific affinity enhanced T-cell therapies.

About Adaptimmune

Adaptimmune is a clinical stage biopharmaceutical company focused on novel cancer immunotherapy products based on its T-cell receptor (TCR) platform. Established in 2008, the company aims to utilize the body’s own machinery — the T-cell — to target and destroy cancer cells by using engineered, increased affinity TCRs as a means of strengthening natural patient T-cell responses. Adaptimmune’s lead program is an affinity enhanced T-cell therapy targeting the NY-ESO cancer antigen. Its NY-ESO TCR affinity enhanced T-cell therapy has demonstrated signs of efficacy and tolerability in Phase 1/2 trials in solid tumors and in hematologic cancer types, including synovial sarcoma and multiple myeloma. In June 2014, Adaptimmune announced that it had entered into a strategic collaboration and licensing agreement with GlaxoSmithKline (GSK) for the development and commercialization of the NY-ESO TCR program in partnership with GSK. In addition, Adaptimmune has a number of proprietary programs. The company has identified over 30 intracellular target peptides preferentially expressed in cancer cells and is currently progressing 12 through unpartnered research programs. Adaptimmune has over 200 employees and is located in Oxfordshire, U.K. and Philadelphia, USA. For more information: http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Annual Report on Form 20-F filed with the Securities and Exchange Commission on October 13, 2015. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts

Will Roberts

Vice President, Investor Relations

T:  (215) 825-9306

E: will.roberts@adaptimmune.com

Margaret Henry

Head of PR

T: +44 (0)1235 430036

Mob: +44 (0)7710 304249

E: margaret.henry@adaptimmune.com